UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 25, 2006

NAVISTAR INTERNATIONAL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-9618	36-3359573

(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

4201 Winfield Road, P.O. Box 1488, Warrenville, Illinois	60555

(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (630) 753-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_] Written communications pursuant to Rule 425 under the Securities Act

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

ITEM 8.01. OTHER EVENTS

On January 25, 2006, Navistar International Corporation (the company) received a notice from purported holders of more than 25% of the company’s $220 million 4.75% Subordinated Exchangeable Notes due 2009 (the Exchangeable Notes), alleging that the company is in default of a financial reporting covenant under the indenture governing the Exchangeable Notes for failing to timely provide the trustee for the Exchangeable Notes an Annual Report on Form 10-K for the fiscal year ended October 31, 2005. The Company disputes the allegation of default contained in the notice letter. Specifically, the company believes that the indenture for the Exchangeable Notes does not require the company to make timely filings of its periodic reports with the U.S. Securities and Exchange Commission (SEC), but rather only requires that copies of such reports be provided to the trustee when they are filed with the SEC. As previously disclosed in the company’s Current Report on Form 8-K filed with the SEC on January 17, 2006, the company was unable to timely file its Annual Report on Form 10-K for the period ended October 31, 2005 due to ongoing discussions with its independent registered public accounting firm, Deloitte and Touche, LLP, on a number of open items, including some complex and technical accounting issues. The company intends to file its Annual Report on Form 10-K for the fiscal year ended October 31, 2005 with the SEC as soon as practical. At that time, the Company intends to file a copy of the Annual Report on Form 10-K for the fiscal year ended October 31, 2005 with the trustee as required under the indenture for the Exchangeable Notes.

In the event the purported holders of the Exchangeable Notes are successful in asserting a default under the indenture for the Exchangeable Notes, the indenture provides that the company has 60 days from the date notice of default is given to cure such default. Assuming the validity of the notice, if the company does not cure the default within the prescribed time period, then an event of default would occur under the Exchangeable Notes giving either the trustee or 25% or more of the holders of the Exchangeable Notes the right to declare the principal amount and all accrued interest under the Exchangeable Notes due and payable, unless a waiver is obtained from holders of 51% or more of the aggregate principal indebtedness under the Exchangeable Notes.   If the maturity of the outstanding Exchangeable Notes were accelerated after the 60 day cure period had expired, such acceleration could lead to the acceleration of the maturity of any other series of the company's long-term debt and certain other indebtedness of the company and its subsidiaries. In addition, if the noteholders obtain the ability to accelerate the indebtedness outstanding under the Exchangeable Notes, an event of default will result under the revolving credit facility of Navistar Financial Corporation, the company's captive finance subsidiary (NFC). If that were to occur, unless NFC were able to obtain a waiver, it could no longer incur additional indebtedness under the revolving credit facility and the lenders would have the ability to terminate the facility and demand immediate payment of all outstanding amounts, which as of the date hereof is approximately $841 million. Such a demand for payment would result in defaults under numerous other credit facilities and other agreements of NFC and its affiliates.

Indentures relating to the other series of the company’s long-term debt also have covenants relating to filing of periodic reports with the SEC. The company could also receive notices of default with respect to each of the other series of the company’s long-term debt, and the company will report each such notice, if any, on a Current Report on Form 8-K. The receipt by the company of a valid notice of default with respect to those other series of long-term debt would have substantially the same effect on the company as disclosed above, except that in some instances the company would only a have 30 day period from the notice date to cure such default instead of the 60 day period discussed above.

The company believes that it has adequate resources available to continue to fund its operations and believes that the receipt of the notice of default will not have a material adverse effect on the company’s liquidity position or financial condition.

Forward-looking information

Information provided and statements made that are not purely historical are forward -looking statements within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act, and the Private Securities Litigation Reform Act of 1995. Such forward-looking statements only speak as of the date of this report and we assume no obligation to update the information included in this report, whether as a result of new information, future events or otherwise. Such forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions. These statements are not guarantees of performance or results and they involve risks, uncertainties and assumptions, including the risk of continued delay in the completion of our financial statements and the consequences thereof, the availability of funds, either through cash on hand or the company’s other liquidity sources, to repay any amounts due should any of the notes become accelerated, and decisions by suppliers and other vendors to restrict or eliminate customary trade and other credit terms for the company’s future orders and other services, which would require the company to pay cash and which could have a material adverse effect on the company’s liquidity position and financial condition. Although we believe that these forward-looking statements are based on reasonable assumptions, there are many other factors that could cause actual results to differ materially from those in the forward-looking statements.  For a further description of these and other factors, see Exhibit 99.1 to our Form 10-K for the fiscal year ended October 31, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NAVISTAR INTERNATIONAL CORPORATION
            Registrant

Date: February 3, 2006	\s\ Mark T. Schwetschenau

Mark T. Schwetschenau Senior Vice President and Controller (Principal Accounting Officer)